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                                                                 Exhibit (10)(A)


                     ELECTRO RENT CORPORATION SAVINGS PLAN

                          GE RENTALS SUPPLEMENT TO THE
           VANGUARD PROTOTYPE 401(k) SAVINGS PLAN ADOPTION AGREEMENT


This Supplement to the Vanguard Prototype 401(k) Savings Plan Adoption Agreement (the "Adoption Agreement") for the Electro Rent Savings Plan (the "Plan") amends the Adoption Agreement to allow eligible employees of General Electric Capital Technology Management Service Corporation ("GE Rentals"), certain assets of which will be acquired by Electro Rent Corporation, (1) to become participants in the Plan on other than the Plan's normal entry dates,
(2) to receive credit under the Plan for eligibility and vesting purposes for service with GE Rentals as if it were service with Electro Rent Corporation, and (3) to roll over directly to the Plan their distributable interests in the GE Savings and Security Program. Accordingly, the Plan will remain an individually-designed plan consisting of the following documents:

       (a) the Vanguard Prototype 401(k) Savings Plan (the "Prototype") as modified by all Supplements,

       (b) the Adoption Agreement as modified by this and all other Supplements, and

       (c)    any Trust Agreement for the Plan.




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                        AMENDMENT OF ADOPTION AGREEMENT


Section 1(c)  COMMENCEMENT OF PARTICIPATION

       Notwithstanding anything in the Adoption Agreement or the Prototype to the contrary, the Entry Date of a person who, as determined under the acquisition agreement between General Electric Capital Technology Management Services Corporation ("GE Rentals"), GE Capital Corporation, and Electro Rent Corporation, is considered an employee actively at work for GE Rentals immediately prior to the closing of the GE Rentals acquisition and who immediately thereafter becomes an Employee of Electro Rent Corporation, shall be the date the individual becomes an Employee of Electro Rent Corporation if he or she meets the participation requirements of Sections 1(a) and (b) of the Adoption Agreement on that date, taking into account Section 1(d) below. If such a person does not then meet those participation requirements, his or her Entry Date shall be determined in accordance with the normal provisions of the Adoption Agreement and the Prototype, as modified below.

Section 1(d)  SERVICE WITH PREDECESSOR EMPLOYERS

       GE Rentals shall be treated as a predecessor employer to Electro Rent Corporation. Accordingly, service with GE Rentals by an Employee described in Section 1(c) above shall be treated as service with Electro Rent Corporation for both eligibility and vesting purposes. The Years of Service credited to an Employee for his or her service with GE Rentals shall be calculated under the elapsed time service crediting rules of
       Article 16 of the Prototype (see the Supplement to the Prototype).
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Section 4A     Direct Rollovers

Pursuant to Plan Section 4.8, The Plan Administrator shall permit Employees described in Section 1(c) above to roll over directly to the Plan their distributable interests in the GE Savings and Security Program.


Date Adopted:____________          ELECTRO RENT CORPORATION

                                   By_______________________

                                   Title____________________




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